Exhibit 99.1

FOR IMMEDIATE RELEASE
October 20, 2005	For More Information Contact:
Gregory Schreacke
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation Announces Third Quarter Results

Elizabethtown, Kentucky, October 20, 2005 – First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced diluted net income per share for the third quarter ended September 30, 2005 of $0.57, an increase of 33% from $0.43 for the third quarter ended September 30, 2004.  Return on equity was 14.7% for the third quarter and return on assets was 1.23%.

Diluted net income per share for the nine months ended September 30, 2005, was $1.68, an increase of 24% from $1.35 for the nine months ended September 30, 2004.  For the nine months ended September 30, 2005, return on equity was 14.6% and return on assets was 1.21%.

On September 22, 2005, the Company declared a 10% stock dividend payable on October 21, 2005 to shareholders of record at the close of business on October 7, 2005.  All per share information has been restated to reflect the 10% stock dividend.

“We are pleased to report another record quarter for the Company,” noted President and Chief Executive Officer, B. Keith Johnson.  “Results for the third quarter reflect the continued success of our retail and commercial expansion efforts.  We believe our investment in these initiatives along with our continued commitment to superior customer service will enhance our existing market share and effectively support our expansion into the Louisville metropolitan market.”

The enhancement of the Company’s retail branch network continues to produce positive results.  Total deposits have grown at a 7% compound annual growth rate over the past four years.  Total deposits were $596 million at September 30, 2005, an increase of $61 million, or 11% from September 30, 2004.

The development of the retail branch network into the Metro Louisville market has also generated positive results.  The Company has a combined $29 million in deposits in its two new full-service facilities in the Metro Louisville market.  The Company opened these new facilities in the second quarter of 2004 to support its growing customer base in this market.  Twenty-one percent of the Company’s loan portfolio resides in its Metro Louisville market.

The Company also has been significantly investing in its branch network outside of the Louisville metropolitan market, where the Company has a commanding 21% deposit market share.  The Company has renovated several of its existing branches and has under construction a new full-service banking center in Hardin County opening in early 2006.  The design of the new and enhanced facilities represents the Company’s state of the art prototype branch with a retail-focused design, complimenting the Company’s commitment to providing superior customer service.

The Company’s emphasis on commercial lending generated a 5% compound annual growth rate in the total loan portfolio and a 33% compound annual growth rate in commercial loans over the past four years.  Commercial loans were $380 million at September 30, 2005, an increase of $32 million from September 30, 2004.

The growth in the Company’s commercial loan portfolio, coupled with the rising interest rate environment, has favorably impacted the level of interest income generated by the Company.  Net interest margin increased to 3.90% for the nine months ended September 30, 2005, compared to 3.73% for the same nine months ended a year ago.  This has resulted in an $765,000 increase in net interest income to $7.0 million for the third quarter ended September 30, 2005 and a $2.5 million increase in net interest income to $20.4 million for the nine months ended September 30, 2005, compared to the respective periods in 2004.  The increasing interest rate environment positively impacted net interest margin due to the growth in the adjustable rate commercial loans coupled with the decrease in residential fixed rate loans in the Company’s loan portfolio.  Net interest margin has increased in each of the last six quarters and is likely to continue to benefit from continued increases in the Prime lending rate.  However, the flattening of the yield curve will likely slow the increases in net interest margin over future quarters.

The Company’s asset quality remains favorable.  Net charge-offs as a percent of total loans were 0.03% for the nine months ended September 30, 2005, compared to 0.11% for the same period year ago.  The allowance for loan losses as a percent of total loans, increased to 1.13% at September 30, 2005 compared to 1.07% at December 31, 2004.  The percentage of non-performing loans to total loans was 1.03% at September 30, 2005, compared to 0.87% at December 31, 2004.

Provision for loan loss expense decreased $384,000 to $440,000 for the quarter ended September 30, 2005, compared to $824,000 for the quarter ended September 30, 2004.  For the nine months ended September 30, 2005, provision for loan loss expense decreased $717,000 to $756,000, compared to $1.5 million for the same nine months ended a year ago.  The decrease in the provision was related to the softer expansion in the commercial loan portfolio for the year, as compared to a year ago, as well as a decrease in net charge offs of $494,000 to $156,000 for the nine months ended September 30, 2005 compared to $650,000 the prior year.

Non-interest income decreased $61,000 to $2.1 million for the quarter ended September 30, 2005.  For the nine months ended, non-interest income decreased $96,000 to $6.1 million.  The Company recorded a $177,000 in gains on the sale of a lots and investments during the third quarter of 2004, resulting in the decrease in non-interest income for the third quarter of 2005.  The nine months ended September 30, 2005, includes a $524,000 in gains on the sale of lots and investment securities.  This compares to a $553,000 in gains on the sale of lots, land and investment securities for the nine months ended September 30, 2004.

Non-interest expense increased $186,000, to $5.2 million for the quarter ended September 30, 2005, and $1.2 million to $15.6 million for the nine months ended September 30, 2005, compared to the same periods a year ago.  The primary contributing factors to this increase were the additional operating and employee compensation expenses related to the recent expansion efforts.  Twenty-four retail staff positions were added for the expansion into the Louisville metropolitan market, coupled with expanded facilities in Hardin County and Bullitt County, Kentucky.  Additional increases in staff have taken place during 2004 and 2005 to continue the transformation towards a stronger retail sales culture and to provide expanded products and services to our retail and commercial customers.  The Company’s efficiency ratio was 59% for the nine months ended September 30, 2005 and 60% for the nine months ended September 30, 2004, indicating an operationally efficient financial institution.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, trust and estate planning, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq National Market under the symbol “FFKY.”  Market makers for the stock are:

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Keefe, Bruyette & Woods, Inc.

Stifel Nicolaus & Company	Goldman, Sachs & Company

First Tennessee Securities	Knight Securities, LP

Spear, Leeds & Kellogg	Sandler O’Neill

Howe Barnes Investments, Inc.

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News Release

First Financial Service Corporation

October 20, 2005

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

	September 30,	December 31,
(Dollars in thousands, except share data)	2005	2004

ASSETS
Cash and due from banks	$21,321	$27,910
Federal funds sold	—	8,000
Cash and cash equivalents	21,321	35,910

Securities available-for-sale	37,187	21,928
Securities held-to-maturity, fair value of $33,043 Sep (2005) and $34,557 Dec (2004)	33,577	34,915
Total securities	70,764	56,843

Loans held for sale	1,134	1,219
Loans receivable, net of unearned fees	625,223	604,698
Allowance for loan losses	(7,089)	(6,489)
Net loans receivable	619,268	599,428

Federal Home Loan Bank stock	7,091	6,845
Cash surrender value of life insurance	7,566	7,353
Premises and equipment, net	19,180	17,469
Real estate owned:
Acquired through foreclosure	893	681
Held for development	337	389
Other repossessed assets	83	40
Goodwill	8,384	8,384
Accrued interest receivable	2,934	2,487
Other assets	1,437	1,817

TOTAL ASSETS	$759,258	$737,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$41,770	$38,441
Interest bearing	553,795	547,945
Total deposits	595,565	586,386

Federal funds purchased	9,000	—
Advances from Federal Home Loan Bank	78,415	78,904
Subordinated debentures	10,000	10,000
Accrued interest payable	355	413
Accounts payable and other liabilities	1,346	637
Deferred income taxes	1,187	1,505

TOTAL LIABILITIES	695,868	677,845

STOCKHOLDERS’ EQUITY:
Serial preferred stock, 5,000,000 shares authorized and unissued	—	—
Common stock, $1 par value per share; authorized 10,000,000 shares; issued and outstanding, 3,626,188 shares Sep (2005), and 3,645,438 shares Dec (2004)	3,626	3,645
Common stock to be distributed 362,619 shares	363	—
Additional paid-in capital	17,485	8,226
Retained earnings	41,777	47,174
Accumulated other comprehensive income, net of tax	139	756

TOTAL STOCKHOLDERS’ EQUITY	63,390	59,801
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$759,258	$737,646

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FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2005	2004	2005	2004
Interest Income:
Interest and fees on loans	$10,839	$9,374	$31,065	$27,502
Interest and dividends on investments and deposits	754	410	2,185	1,273
Total interest income	11,593	9,784	33,250	28,775

Interest Expense:
Deposits	3,482	2,489	9,519	7,741
Federal funds purchased	12	22	12	23
Federal Home Loan Bank advances	956	943	2,851	2,792
Subordinated debentures	184	136	517	385
Total interest expense	4,634	3,590	12,899	10,941

Net interest income	6,959	6,194	20,351	17,834
Provision for loan losses	440	824	756	1,473
Net interest income after provision for loan losses	6,519	5,370	19,595	16,361

Non-interest Income:
Customer service fees on deposit accounts	1,371	1,271	3,810	3,674
Gain on sale of mortgage loans	251	221	602	683
Brokerage commissions	79	82	236	268
Gain on sale of real estate held for development	—	150	143	526
Gain on sale of investments	—	26	381	26
Other income	360	372	887	978
Total non-interest income	2,061	2,122	6,059	6,155

Non-interest Expense:
Employee compensation and benefits	2,769	2,611	8,403	7,666
Office occupancy expense and equipment	519	460	1,517	1,351
Marketing and advertising	197	187	580	539
Outside services and data processing	609	558	1,837	1,628
Bank franchise tax	195	201	593	620
Other expense	867	953	2,648	2,622
Total non-interest expense	5,156	4,970	15,578	14,426

Income before income taxes	3,424	2,522	10,076	8,090
Income taxes	1,113	808	3,285	2,611
Net Income	$2,311	$1,714	$6,791	$5,479

(1) Shares applicable to basic income per share	3,988,806	4,009,982	4,002,584	4,029,782
(1) Basic income per share	$0.58	$0.43	$1.70	$1.36

(1) Shares applicable to diluted income per share	4,027,271	4,027,356	4,035,646	4,042,815
(1) Diluted income per share	$0.57	$0.43	$1.68	$1.35

(1) Adjusted to reflect the impact of the stock dividend declared September 22, 2005.

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